Exhibit 99.1

Maureen Todaro

Viisage

978.932.2438

mtodaro@viisage.com

VIISAGE REPORTS SECOND QUARTER 2005 RESULTS

Record Quarterly Revenues of $20.1 Million

24 percent revenue increase year-over-year

Company reaffirms revenue outlook for 2005

BILLERICA, Mass., August 2, 2005 — Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today reported results for its second quarter ended July 3, 2005. For the second quarter, revenues were $20.1 million, the highest quarterly revenue performance in the Company’s history. Revenues exceeded previous guidance for revenues of approximately $19 million and represent a 24 percent increase over revenues of $16.3 million in the same period in 2004. The net loss for the second quarter of 2005 was $505,000, or $0.01 per fully diluted share, compared to a net loss of $317,000, or $0.01 per fully diluted share, in the second quarter of 2004.

“As we indicated a month ago when we reported our first quarter 2005 results, Viisage’s revenue performance continues to be strong in all of the Company’s markets, with key strategic new customer wins,” said Bernard Bailey, president and chief executive officer of Viisage. “We are very pleased with our market positioning and have renewed confidence in our full-year revenue outlook. The inroads we have made in the first half of the year, we believe, will enable us to leverage additional growth originating from new legislation, such as REAL ID and HSPD-12, which mandate broader use of biometrics in identification documents and require more sophisticated and accurate authentication of core identification documents. With our well-differentiated and unique product portfolio, we are better able than ever before to assist a wide range of customers in implementing solutions to address these growing needs.”

Highlights for the Second Quarter of 2005 include:

➢	Contract win from ABN Amro Bank in the Netherlands which represented Viisage’s entrance into the commercial market of banking;
➢	Selection by the State of Connecticut Department of Motor Vehicles for a $1.9 million contract to provide the Viisage PROOF™ and FaceEXPLORER® solutions for use in the state’s driver’s license issuance process;
➢	Announced through International Business Machines (IBM) a partnership with IBM focused on identity proofing;
➢	Entered additional contracts for visa programs in Middle East countries of Kuwait and Bahrain;
➢	Selected by the Belgian National Police for a border management solution;
➢	Settled litigation with Fargo Electronics and entered into a new strategic distribution agreement;
➢	Awarded a contract by Essex County, Massachusetts for a criminal identification solution;
➢	Received an additional order from the Frontier Guard of Finland for a border management solution;
➢	Selected by the Sultanate of Oman for a border management solution; and
➢	Launched the latest version of Viisage PROOF™ 1.2, for authentication.

Following the end of the quarter, the Company announced the following developments:

➢	Selected as strategic partner by Cross Match Technologies to integrate proofing capabilities into fingerprint solutions; and
➢	Achieved compliance with NASDAQ and ticker symbol returned to VISG from VISGE.

Financial Highlights for the Second Quarter of 2005:

➢	Year-over-year revenue growth of 24%
➢	Gross margin of 32.8%, up from 30.5% in the second quarter of 2004
➢	EBITDA generation of $2.8 million during the quarter, compared to $3.1 million in the same period in 2004
➢	At the end of the quarter, the Company had cash of $10.7 million, up from $10.2 million at the end of the first quarter of 2005; the second quarter 2005 total includes $1.2 million of cash generated through operations
➢	Backlog at $119 million, compared with $131 million at the end of March 2005.

Total operating expenses for the second quarter of 2005 were $6.8 million, an increase from the $4.7 million reported in the same quarter of 2004. The increases primarily reflect the Company’s growth in size, following three acquisitions in 2004, as well as legal and accounting costs that totaled approximately $1.2 million in this year’s quarter. Sales and marketing expenses were $2.1 million, research and development totaled $1.6 million, and general and administrative expenses were $3.1 million. Total operating expenses in the same quarter in 2004 included $1.6 million in sales and marketing costs, $942,000 in research and development, and $2.2 million for general and administrative costs.

Six Month Results

For the first six months of 2005, revenues totaled $37.0 million, an increase of 30% from $28.5 million in the first half of 2005. The net loss for the first half of 2005 was $2.1 million, or $0.04 per fully diluted share, compared to a net loss in the same period last year of $1.95 million, or $0.06 per fully diluted share. The Company’s shares outstanding have increased from approximately 35.8 million as of June 27, 2004 to approximately 48.1 million as of July 3, 2005, following acquisitions and a secondary stock offering.

Financial Outlook for 2005

On an annual basis, Viisage continues to expect to increase its total revenues by approximately 8-19 percent over 2004, resulting in revenues in a range of $73-80 million. For the third quarter of 2005, the Company is anticipating revenues in the range of $16-20 million. The Company continues to believe it will be cash flow positive for 2005.

EBITDA

Viisage reports EBITDA as a financial performance measure and as a forecast of future performance. The Company calculates EBITDA by adding back to net earnings interest, taxes, depreciation and amortization. EBITDA is provided to investors as an additional performance gauge to results provided in accordance with generally accepted accounting principles (known as “GAAP”). Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. During 2004, Viisage completed the acquisitions of ZN Vision Technologies, Trans Digital Technologies and Imaging

Automation. Viisage believes that using EBITDA as a performance measure, together with operating income (loss) and net income (loss), will help investors better understand Viisage’s underlying financial performance and ability to generate cash flow from operations. A reconciliation of GAAP to EBITDA earnings is included in the following tables:

	For the Quarter Ended
	July 3,	June 27,
	2005	2004
Net loss	$(505)	$(317)
Add:
Depreciation and Amortization	3,039	2,856
Interest Expense, net	(30)	577
Taxes	296	25

EBITDA	$2,800	$3,141

Conference Call information

The Company will host a conference call with the investment community to discuss its financial results beginning at 5:00 p.m. ET on Tuesday, August 2, 2005. The dial-in number for the call is 1-800-561-2813, confirmation code 19044837. Internationally, please dial 617-614-3529, using the same confirmation code. The call also will be available via live audio Webcast under the Conference Calls page of the Investors section of the Company’s Web site (www.viisage.com). To access the Webcast, please go to the Company’s Web site at least 10 minutes prior to the start of the call and follow the directions. A replay of the Webcast will be available at Viisage’s Web site beginning an hour after completion of the call. In addition, immediately following this call, the Company will host a financial call beginning at 6:00 pm ET. The dial-in number for this call is 1-800-299-9630, confirmation code 99755044. Internationally, please dial 617-786-2904, using the same confirmation code. This call will also be available via live audio Webcast under the conference calls page of the investors section of the Company’s Web site (www.viisage.com), and a replay will be available at the site beginning an hour after completion of the call.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, Viisage iA-thenticate®, BorderGuard®, FacePASS™ and FaceFINDER®.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements reflect the Company’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “bode”, “anticipate”, “estimate”, “project”, “should”, “expect”, “plan”, “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of the Company and acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, developments with respect to litigation to which Viisage is a party, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q. Viisage expressly disclaims any obligation to update any forward-looking statements.

— Tables follow —

VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 3, 2005	December 31, 2004
Assets
Current assets:
Cash	$10,653	$11,309
Accounts receivable	17,826	17,075
Inventories and other costs and estimated earnings in excess of billings	4,239	3,382
Other current assets	667	1,213

Total current assets	33,385	32,979
Property and equipment, net	18,593	19,917
Goodwill	92,255	93,507
Intangible assets, net	22,641	26,046
Other assets	3,439	3,180

	$170,313	$175,629

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable and accrued expenses	$12,483	$15,279
Current portion of project financing	80	281
Current deferred revenue	2,914	1,992
Other current liabilities	14	194

Total current liabilities	15,491	17,746
Project financing	111	149
Deferred tax liability	1,413	859
Deferred revenue	1,631	1,717
Other liabilities	368	368

Total Liabilities	19,014	20,839
Shareholders' equity	151,299	154,790

	$170,313	$175,629

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operation

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Revenues	$20,149	$16,276	$36,960	$28,535
Cost of Revenues	13,539	11,307	24,579	20,213

Gross Margin	6,610	4,969	12,381	8,322

Operating Expenses:
Sales and marketing	2,139	1,578	4,355	3,071
Research and development	1,550	942	3,071	1,901
General and administrative	3,121	2,218	6,544	4,355

Total operating expenses	6,810	4,738	13,970	9,327

Operating income (loss)	(200)	231	(1,589)	(1,005)
Interest income	68	(19)	68	(41)
Interest expense	38	596	54	1,010
Other income (expense)	(39)	(54)	84	(75)

Loss before income taxes	(209)	(292)	(1,491)	(1,899)
Provision for income taxes	296	25	654	50

Net loss	$(505)	$(317)	$(2,145)	$(1,949)

Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.04)	$(0.06)

Weighted average basic and diluted common shares outstanding	48,045	35,821	47,973	33,603